Exhibit 99.13

Execution Copy

THIRD AMENDMENT TO

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This THIRD AMENDMENT TO CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE (“Amendment”) is made and is effective as of this 13th day of March, 2014, by and among Mortgage Guaranty Insurance Corporation (“MGIC”), Countrywide Home Loans, Inc. (“CHL”) and Bank of America, N.A., in its capacity as master servicer or servicer of Subject Loans (“Servicer”). Capitalized terms used in this Amendment without definition have the meaning given them in the Settlement Agreement.

RECITALS

WHEREAS, MGIC, CHL, and Bank of America are Parties to a Confidential Settlement Agreement and Release, dated as of April 19, 2013 (as amended, the “Settlement Agreement”); and

WHEREAS, the Parties desire further to amend the Settlement Agreement in certain respects as specified in this Amendment.

NOW,  THEREFORE,  intending  to  be  legally   bound,  for  good  and  valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the promises and other matters contained herein, the Parties agree, pursuant to Section 19(g) of the Settlement Agreement, that the Settlement Agreement is hereby amended as follows:

1.
Other Consents.   The second  sentence of Section  5(a) is  amended and  restated as follows:   “The Parties will cooperate with each other in seeking  to obtain Other Consents, which shall be obtained (or not) by August 31, 2014, provided that the Parties may agree in writing to extend the time period for obtaining Other Consents.”

2.	Termination of Settlement Agreement for Failure to Obtain Other Consent. Sections 5(c)(i) and (ii) are amended and restated as follows:

“(i)     If Other Consent is not obtained from the Trustee/Other(s) holding at least fifty percent (50%) of the number of Covered Loans by the close of business on May 19, 2014, MGIC, on the one hand, and CHL and Servicer, on the other, may terminate this Settlement Agreement by written notice to the other Parties within thirty (30) days thereafter.

“(ii)    If no Other Implementation Date has occurred by August 31, 2014, MGIC, on the one hand, and CHL and Servicer, on the other hand, may terminate this Settlement Agreement by written notice to the other Parties within thirty (30) days thereafter.”

3.
Settlement Agreement.  The Parties hereby affirm all other terms, provisions, and conditions of the Settlement Agreement. All references in the Settlement Agreement to the Settlement Agreement shall mean the Settlement Agreement as amended by all Amendments.

4.
Governing Law. This Amendment and any Cause of Action arising under or related to this Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the law of conflicts.

5.
Interpretation. This Amendment shall not be construed against any Party, but shall be construed as if the Parties jointly prepared the Amendment and any uncertainty and ambiguity shall not be interpreted against any one Party.

6.
Severability. If any provision of this Amendment is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Amendment shall remain in full force and effect and shall be binding upon the Parties.

7.
Representations and Warranties. Each of the Parties represents that: (1) it has full power and authority to execute and deliver this Amendment and to perform its obligations under the Amendment; (2) it has taken all necessary corporate action to authorize the execution and delivery of this Amendment and the performance of its duties and obligations contemplated hereby; (3) none of such execution, delivery, or performance of this Amendment and the transactions contemplated hereby: (A) conflicts with the obligations of such Party under any material agreement binding upon it; (B) requires any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental authority, agency or instrumentality, or any third party, except for (x) filing with the appropriate periodic report with the Securities and Exchange Commission and (y) any  authorization, consent, approval, registration, declaration, filing, or notice that has been obtained or given prior to the date hereof; (C) results in, or requires, the creation or imposition of any lien or other charge upon or with respect to any of the assets now owned or hereafter acquired by a Party; and (4) this Amendment, upon execution and delivery, is a valid and binding agreement, enforceable against it in accordance with the terms of the Settlement Agreement, as amended by this Amendment, subject to applicable bankruptcy, insolvency, reorganization, moratorium, insurers’ rehabilitation and liquidation, and other similar laws affecting creditor’s rights generally and general principles of equity.

8.
Counterparts. This Amendment may be executed in counterparts, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all Parties. Signatures of the Parties transmitted by fax or .pdf shall be deemed to be their original signatures for all purposes.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have executed this Third Amendment to Confidential Settlement Agreement and Release as of the date first stated above.

MORTGAGE GUARANTY INSURANCE CORPORATION		COUNTRYWIDE HOME LOANS, INC.

/s/ Timothy J. Mattke		/s/ Michael Schloessmann
Name:	Timothy J. Mattke	Name:	Michael Schloessmann
Title:	Senior Vice President and	Title:	President
Chief Financial Officer
BANK OF AMERICA, N.A., as Master
Servicer or Servicer

/s/ Josh S. Cousins
		Name:	Josh S. Cousins
		Title:	Senior Vice President